FS Investment Corporation II 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

FS Investment Corporation II Increases Public Offering Price;
Distributions to Increase to Maintain 7.25% Yield

PHILADELPHIA, PA, September 17, 2012 – On September 14, 2012, FS Investment Corporation II (“FSIC II”) determined to increase its public offering price from $10.00 per share to $10.05 per share and to increase the amount of the regular semi-monthly cash distributions payable to stockholders of record from $0.030208 per share to $0.030359 per share in order to maintain its annual distribution yield at 7.25% (based on the $10.05 public offering price).

The increase in FSIC II’s public offering price was effective as of FSIC II’s September 17, 2012 semi-monthly closing and first applied to subscriptions received from September 4, 2012 through September 16, 2012. The increase in the semi-monthly distributions to $0.030359 per share is expected to commence with the semi-monthly cash distributions to be declared in October 2012.

“The strong pace of our capital raising and careful deployment of this capital have allowed us to take advantage of attractive opportunities in the market,” said Michael C. Forman, Chairman and Chief Executive Officer of FSIC II.  “As a result of increasing net asset value and rising income generation within the fund, we are able to increase our public offering price and maintain our distribution yield for our investors.”

The purpose of the price increase was to ensure that FSIC II’s net asset value (“NAV”) per share did not exceed FSIC II’s offering price per share, after deduction of selling commissions and dealer manager fees, as required by the Investment Company Act of 1940, as amended.

If FSIC II’s strong portfolio performance continues, causing its NAV per share to exceed its increased net offering price, FSIC II’s board of directors (the “Board”) may further increase the per share offering price of its shares of common stock for its future semi-monthly closings. FSIC II expects that, if adjusted further, the per share public offering price will be between $10.05 and $10.15 per share. The Board has not yet determined that a further adjustment to the newly-established offering price of $10.05 per share will be necessary. In the event FSIC II determines to adjust its current offering price, a separate announcement will be issued.

About FS Investment Corporation II

FSIC II is a publicly registered, non-traded business development company and is the third investment fund sponsored by Franklin Square Capital Partners (“Franklin Square”). FSIC II focuses primarily on investing in the debt securities of private companies throughout the United States, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors. FSIC II is managed by FSIC II Advisor, LLC and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (“GSO”). GSO, with approximately $50.5 billion in assets under management as of June 30, 2012, is the credit platform of The Blackstone Group L.P. For more information, please visit www.fsinvestmentcorpII.com.

About Franklin Square Capital Partners

Franklin Square is a national sponsor and distributor of alternative investment products structured for the mainstream investor. Founded in 2007 by an experienced group of alternative investment industry professionals, Franklin Square’s goal is to bring the benefits of an institutional-class investment portfolio to investors through exposure to innovative alternative investment products managed by what it deems to be best-in-class alternative asset managers. Franklin Square believes that institutional investment portfolios, with their access to the strong return potential and diversifying power of alternative assets, are better-suited to manage risk and generate above-market returns than their traditional counterparts. Franklin Square is committed to best practices and transparency, including a commitment to not fund distributions with offering proceeds or borrowings, mark-to-market pricing and a significant sponsor investment in its products. Franklin Square distributes its sponsored financial products to the broker-dealer community through its affiliated wholesaling broker-dealer, FS2 Capital Partners, LLC. For more information, please visit www.franklinsquare.com.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of FSIC II. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSIC II makes with the Securities and Exchange Commission. FSIC II undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.